EXHIBIT 10(m)

                 Employment and Non-Competition Agreement between CRIIMI MAE
                          Management, Inc. and Cynthia O. Azzara



                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement") is entered into as of the 30th day of June, 1995, between CRIIMI MAE Management, Inc., a Maryland corporation (the "Company"), and Cynthia O. Azzara (the "Executive").


                                 R E C I T A L S

     A. The Executive is employed by an affiliate of C.R.I., Inc. (the "C.R.I. Affiliate").

     B. A proposal (the "Merger Proposal") to merge pursuant to an Agreement and Plan of Merger (the "Merger Agreement") certain C.R.I. Affiliates with the Company, a wholly-owned subsidiary of CRIIMI MAE Inc. (the "Parent"), and certain related transactions, has been approved by the Parent's stockholders.

     C. If the Merger Proposal is consummated, at the closing of the merger (the "Effective Time"), the Executive shall be employed by the Company, on the terms and subject to the conditions set forth herein.

     D. It is also contemplated that at the Effective Time, the Parent will issue approximately 15,000 shares (the "Merger Shares") of its Common Stock to the Executive (with the actual number of shares depending on the price per share at the Effective Time as set forth in the Merger Agreement) and that the Merger Shares will be subject to divestiture, in accordance with a vesting schedule set forth in a separate stock issuance agreement made effective as of the Effective Time (the "Stock Issuance Agreement").

     For good and valuable consideration, the Company and the Executive agree as follows:

     1    EMPLOYMENT.

          1.1 Position. At the Effective Time, the Company shall employ the Executive as Senior Vice President and Chief Financial Officer, and the Executive hereby accepts such employment for the term of this Agreement (the "Term"), on the terms and subject to the conditions set forth below.

          1.2 Duties. The Executive shall report directly to the Company's President and Chairman (the "Chairman") of the Board of Directors (the "Board"), unless the Chairman, President or the Board instructs her otherwise, and shall perform such duties consistent with the Company's bylaws and her position as Senior Vice President and Chief Financial Officer as may be reasonably requested of her by the Chairman, President or by the Board.

          1.3 Attention and Effort. The Executive shall be required to devote her full business time, attention and effort to the Company's business and affairs and perform diligently her duties as are customarily performed by Chief Financial Officers of companies similar in character or size to the Company, together with such other duties as may be reasonably requested of her by the Chairman, the President or the Board, which duties shall be consistent with her positions as set forth above and as provided in Section 1.2. The Executive agrees to use all of her skills and business judgment and render services to the best of her ability to serve the interests of the Company. Subject to the terms of Section 7, this shall not preclude the Executive from serving on community and civic boards, participating in industry associations, or otherwise engaging in other business activities which, in the Company's reasonable judgment, do not unreasonably interfere with her duties to the Company.

          1.4 Support Services. The Executive shall be entitled to all of the administrative, operational and facility support customary for a Chief Financial Officer similarly situated. This support shall include, without limitation, a suitably appointed private office, a secretary or administrative assistant, and payment of or reimbursement for reasonable cellular telephone expenses, business entertainment expenses, expenses of the Executive maintaining her professional license and standing and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company. The Executive agrees to provide such documentation of these expenses as may be reasonably required.

     2    TERM.  Subject to the provisions for termination in Section 5, the
Term shall begin on the Effective Time and shall continue through the third anniversary of the Effective Time.

     3    COMPENSATION.  Throughout the Term, the Company shall pay or provide, as the case may be, to the Executive, the compensation and other benefits and rights set forth in this Section 3.

          3.1 Base Salary. The Company shall pay to the Executive an initial "Base Salary," payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly), of $120,000 per annum, which amount shall be increased to $130,000 beginning September 1, 1995.

          3.2  CPI Adjustments.  Beginning on the first day of the thirteenth
(13th) month after the Effective Time, and on the first day of each twelfth
(12th) month thereafter, the Company shall increase the Executive's Base Salary by a minimum amount equal to the Executive's Base Salary in effect during the month (the "Adjustment Month") immediately prior thereto, multiplied by the greater of (i) 5% or (ii) the percentage increase in the Consumer Price Index-United States City Average Urban Wage Earners and Clerical Workers (1967=100) (the "CPI") for the Adjustment Month over the CPI for the twelfth (12th) month preceding the Adjustment Month.

          3.3 Discretionary Bonus. The payment of bonuses, if any, to the Executive shall be determined by the Board in its sole discretion, provided that in any calendar year, the Executive shall be entitled to a bonus in the minimum amount of ten percent (10%) of the Executive's Base Salary then in effect. A bonus shall be prorated for partial calendar years.

          3.4  Stock Options.

               3.4.1 Stock Options. At the Effective Time, the Executive shall be granted options (the "Options") to purchase up to 25,000 Common Shares of the Parent ("Option Shares"), pursuant and subject to the terms and conditions of a separate option agreement (the "Option Agreement") and stock option plan. Such stock option plan may be converted to an incentive stock option plan if it is approved by the stockholders of the Company. The Options are in addition to any other rights and options which may be granted to the Executive under any qualified, non-qualified, incentive, bonus and other stock or stock option plans which may be adopted by the Company.

               3.4.2 Vesting. Subject to the provisions of Section 6, the Options shall vest in one-third increments on each of the first three anniversaries of the Effective Time, as provided in the Option Agreement.

          3.5 Loan for Partial Payment of Taxes on Merger Shares; Loan for Payment of Withholding Taxes on Option Shares.

               3.5.1 Merger Shares. Upon request by the Executive, the Company shall lend to the Executive funds to pay a portion of any income taxes due in connection with the receipt of the Merger Shares, in an amount calculated as set forth in this Section. One third of the Merger Shares granted to the Executive will no longer be subject to divestiture on each of the first three anniversary dates of the Effective Time, with the Executive recognizing gain on each one-third of the Merger Shares as they are vested. In the first three months of each of the three calendar years following such vesting and income recognition (or in December of the year of income recognition if the Executive is required to make estimated tax payments), the Executive may request from the Company, and the Company shall lend to the Executive promptly after such request but in any event no later than April 15th of such year (or the due date of the estimated tax payment, if applicable), a loan in a principal amount not exceeding an amount equal to (a) a percentage equal to the sum of the maximum applicable federal and state rates of taxation times (b) the market value of the Merger Shares, on the date on which such Merger Shares vested, that vested in the prior year (it is assumed that the market value will reflect the income to be recognized). Each such loan shall be evidenced by a promissory note, which shall bear interest, at the rate of ten year Treasury Notes, plus 100 basis points, to be adjusted prospectively to the then current rate quarterly, on the first days of July, October, January and April of each year until such note is paid in full, and in any event such rate shall never be less than the average rate being paid by the Parent for any general corporate (as opposed to deal specific) loans. The unpaid principal amount of each promissory note shall be payable in full on the earlier of the eighth anniversary of the Effective Time, or the date which is sixty (60) days after the Executive's employment is terminated provided that if the Lock-Up Period (as such term is defined in that certain Registration Rights and Lock-Up Agreement effective as of the Effective Time between the Parent and among others, the Executive) has not then expired, within sixty (60) days after expiration of such Lock-Up Period. Of the dividends paid on the Merger Shares during the term of the promissory note, an amount sufficient to pay any income taxes due on such dividends by the Executive may be retained by the Executive with the balance being paid to the Company, to be applied to curtail the loan, first to accrued and unpaid interest, then to reduce the outstanding principal balance. The Executive agrees to pledge the Executive's Merger Shares to the Company as security for any such loan, pursuant to a pledge agreement reasonably satisfactory to counsel for the Company. Furthermore, in the event the Executive chooses to make what is known as a "Section 83(b) election," the Executive shall be entitled to request, and the Company shall make to the Executive, a loan calculated pursuant to the formula set forth above on the market value of all of the Merger Shares, promptly after such request, on the same terms and with the same security described above.

               3.5.2 Option Shares. In the event the Company is required to withhold taxes on the exercise of an Option by the Executive, the Company hereby agrees to lend an amount equal to such taxes to the Executive upon the following terms and conditions. The principal amount shall be due within sixty (60) days of the first to occur of (i) sale of the Option Shares, (ii) termination of employment hereunder or (iii) the tenth (10th) anniversary date of the Effective Time, whichever is earlier. Interest on the principal amount shall accrue at the appropriate applicable Federal rate, as defined in Section 1274(d) of the Internal Revenue Code, and shall be payable when the principal amount is due.
Of the dividends paid on the Option Shares during the term of the promissory note, an amount sufficient to pay any income taxes due on such dividends by the Executive may be retained by the Executive with the balance being paid to the Company, to be applied to curtail the loan, first to accrued and unpaid interest, then to reduce the outstanding principal balance. The Executive agrees to pledge the Executive's Option Shares to the Company as security for any such loan, pursuant to a pledge agreement reasonably satisfactory to counsel for the Company.

          3.6 Qualified Stock Options. The Company will seek to adopt for its employees a qualified incentive stock option plan (the "Stock Option Plan") during the first twelve (12) months following the Effective Time. It is contemplated that the Executive shall be a participant in the Stock Option Plan in accordance with Company policies.

          3.7 Insurance. The Company shall adopt policies with benefits not less than those of the C.R.I. Affiliates in effect immediately prior to the Effective Time with respect to life insurance and disability insurance for the Executive, and medical, hospitalization and dental insurance for the Executive, her spouse and eligible family members in accordance with the policy (collectively, "Insurance Benefits"). The Company shall provide Insurance Benefits to the Executive in accordance with its policies.

          3.8 Automobile. The Company shall (x) purchase an automobile selected by the Executive at a cost not to exceed $30,000, of which the Company shall pay $25,000 and Executive shall pay the balance, if any, or (y) lease an automobile selected by the Executive for a three year term at a leasing cost not to exceed the cost to lease an automobile worth $30,000 over the three year term, the Company to pay that fraction of the leasing cost equal to the lesser of (i) $25,000 or (ii) the leasing cost over the three year term, and the Executive to pay the balance, if any, of such leasing cost. In lieu of having the Company provide an automobile, the Executive may elect to be paid a monthly automobile allowance in an amount equal to the monthly rental payment for a lease of an automobile with a price of $25,000 for a three year lease. Such automobile allowance shall terminate in all events upon termination of employment, whether for Cause or not. The Company shall:

               3.8.1 provide automobile theft, casualty and liability insurance, and shall

               3.8.2 pay for all costs of maintenance and repair of such automobile. Upon termination of employment other than termination for "Cause" (as such term is defined in Section 5.6 below) or the Executive's voluntary resignation, the Executive shall have the right to be substituted as lessee under the automobile lease if the automobile is leased, or to purchase the automobile from the Company, for a purchase price which is the lesser of the low retail price for the automobile established by the National Association of Automobile Dealers Guide for Used Car Prices (Blue Book) or the "fair market value" of the automobile. For purposes of this Section, "fair market value" shall mean the average of two written offers from dealers in the Washington metropolitan area which are lower than the Blue Book price. If the Executive paid for part of the cost of acquiring the automobile, the purchase price shall be appropriately adjusted.

          3.9 Parking Space. The Company shall provide a parking space (a reserved one if one becomes available) in the garage of the building where its headquarters is located (or nearby if no such garage). The Executive shall pay the same proportion of the cost of such space as the Executive was paying for a parking space immediately prior to the Effective Time.

          3.10 Profit Sharing, Retirement and Other Benefit Plans. The Executive shall participate in all profit sharing, retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall, or shall be deemed to, in any way affect the Executive's right and benefits thereunder except as expressly provided herein).

          3.11 Vacation and Sick Leave. At the Effective Time, the Company shall adopt a vacation and sick leave policy identical to the vacation and sick leave policy of the C.R.I. Affiliates immediately prior to the Effective Time. The Executive shall be entitled to such periods of vacation and sick leave allowance each year as provided under the Company's vacation and sick leave policy for executive officers. The Company shall also provide to the Executive such additional periods of vacation and sick leave allowance which the C.R.I. Affiliate was required to provide to the Executive, but were unused and accrued, up to the Effective Time.

          3.12 Membership Fees. The Company shall, on the Executive's behalf, bear the cost of initiation and regular membership fees and dues incurred during the Term for professional associations, and shall reimburse the Executive the amount of any charges actually and reasonably incurred at such association or associations in the conduct of the Company's business.

          3.13 Expense Allowance. The Company shall reimburse the Executive or provide her with an expense allowance of up to Five Thousand Dollars ($5,000) for each year of the Term for financial planning, tax return and financial statement preparation services.

          3.14 Use of Office After Cessation of Employment. Beginning on the day after the cessation of the Executive's employment with the Company, except in the case of termination of the Executive's employment for Cause or death, and continuing until the earlier of (i) the end of the third month after such cessation or (ii) the date, if ever, on which the Executive begins full time employment with another employer, the Company shall provide to the Executive, at no cost to the Executive, for her personal use, office space at a location in the Company's headquarters (other than in an executive suite of the Company's offices) and reasonable secretarial assistance and office support.

     4    PERMANENT DISABILITY.

          4.1 Determination. The Executive's "Permanent Disability" shall be deemed to have occurred one (1) day after (x) one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or (y) one hundred five (105) consecutive days that the Executive, by reason of her physical or mental disability or illness, shall have been unable to discharge fully her duties under this Agreement.

          4.2 Resolution of Disagreement. If either the Company or the Executive, after receipt of notice of the Executive's Permanent Disability from the other, disagrees that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by, or at the direction of, the chief of medicine of any major accredited hospital in the Washington, D.C. metropolitan area and, unless such physician shall issue a written statement to the effect that, in such physician's opinion, based on such physician's diagnosis, the Executive is capable of resuming her employment and devoting her full time and energy to discharging fully her duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on a date determined in accordance with Section 4.1.

     5    TERMINATION OF EMPLOYMENT.  The Executive's employment under this
Agreement and the Term shall be terminated as provided in Sections 5.1 through 5.5.

          5.1  Immediately upon the death of the Executive.

          5.2 By the Company at any time after the Permanent Disability of the Executive, subject to compliance by the Company with the Americans With Disabilities Act, and by the Executive at any time after her Permanent Disability.

          5.3  By the Company at any time for Cause.

          5.4  By the Company at any time without Cause.

          5.5  By the Executive's resignation.

          5.6  For purposes hereof, Cause shall mean:

               5.6.1 (i) Active participation by the Executive in fraudulent conduct, (ii) conviction of, or a guilty plea to, a felony, (iii) a deliberate act or series of deliberate acts which, in the reasonable judgment of the Company, results or would likely result in material injury to the business, operations or business reputation of the Company, (iv) an act or series of acts of dishonesty, recklessness or gross negligence or (v) the Executive's willful failure to perform any of her material duties under this Agreement; provided, however, there shall not be Cause in the case of (x) clause (iii), if the Executive promptly and diligently, after receipt of written notice from the Company, takes such action which causes the Company, in its reasonable judgment, to believe that such act would not likely result in material injury to the business, operations or business reputation of the Company, or that any such injury, if already incurred, has been rectified, or (y) clause (v), if the Executive promptly and diligently, after receipt of written notice from the Company, discontinues her failure to perform and rectifies any injury which resulted from her failure to perform. Any repetition of any such deliberate, or substantially similar, act or such willful, or substantially similar, failure to perform, shall be Cause without any further opportunity to cure.

               5.6.2 The Executive's material breach of any provision of this Agreement, which material breach has not been cured to the Company's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to the Executive or within such longer period of time, up to sixty (60) days after such notice, which is reasonably required to cure the default if the Executive is acting diligently to cure the default.

               5.6.3 Excessive absenteeism by the Executive; provided that absenteeism (x) related to illness or otherwise covered by Section 4,
(y) required to be permitted under applicable federal or state laws, or
(z) permitted under a policy of the Company, shall not deemed to be excessive.

               5.6.4 The voluntary resignation of the Executive without the prior consent of the Board.

          5.7 Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company, the Parent, and all entity affiliates of the Parent, and the Executive shall sign and deliver to the Company, the Parent, and all entity affiliates of the Parent, as the case may be, written resignations from all such offices and directorships.

     6    SEVERANCE COMPENSATION.

          6.1 Termination by Death. If the Executive's employment is terminated by death, the Executive's estate shall be entitled to receive
(x) severance compensation, within ninety (90) days after the date of death, in a lump sum payment equal to the total of her Base Salary under Section 3.1 for nine (9) months after the date of death, and a pro rata portion of the bonus applicable to the calendar year in which death occurs, (y) other benefits under Sections 3.10 and 3.11, payable within ninety (90) days after the date of death, accrued by her hereunder up to and including the date of the Executive's death and (z) benefits, if any, provided by any insurance policies in accordance with their terms. Any rights to purchase Option Shares that shall not have vested under the Option Agreement and any Merger Shares that shall not have vested pursuant to the Stock Issuance Agreement shall vest immediately upon the death of the Executive.

          6.2 Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall not have any other or further obligations to the Executive under this Agreement (except (x) as may be provided in accordance with the terms of profit sharing, retirement and other benefit plans pursuant to Section 3.10, (y) as to that portion of any unpaid Base Salary and other benefits accrued and earned under this Agreement through the date of such termination, and (z) as to benefits, if any, provided by any insurance policies in accordance with their terms). Any rights to purchase Option Shares that shall not have vested under the Option Agreement and any rights to Merger Shares that have not vested pursuant to the Stock Issuance Agreement within thirty (30) days following such termination shall terminate. Furthermore, all rights to purchase Option Shares that are vested must be exercised within one hundred eighty (180) days following such termination of employment or such rights shall terminate.

          6.3  Termination without Cause or for Permanent Disability.

               6.3.1 If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive (x) severance compensation equal to what would have been her Base Salary under Section 3.1 for nine (9) months from the date of such termination, payable at such times as her Base Salary would have been paid if her employment had not been terminated and a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, (y) other benefits pursuant to Sections 3.10, 3.11, 3.13 and 3.14, payable within ninety (90) days after the date of such termination, accrued by her hereunder up to and including the date of such termination and
(z) benefits, if any, provided by any insurance policies in accordance with their terms. The vesting schedules for the rights to purchase Option Shares and the Merger Shares set forth in the Option Agreement and the Stock Issuance Agreement, respectively, shall not be affected by any such termination of employment without Cause.

               6.3.2 If the Executive's employment is terminated because of her Permanent Disability, the Executive shall be entitled to receive
(x) severance compensation equal to what would have been her Base Salary under
Section 3.1 for nine (9) months from the date of such termination, payable at such times as her Base Salary would have been paid if her employment had not been terminated, (y) other benefits pursuant to Section 3.10, 3.11, 3.13 and 3.14, payable within ninety (90) days after the date of such termination, accrued by her hereunder up to and including the date of such termination and
(z) benefits, if any, provided by any insurance policies in accordance with their terms. The vesting schedules for the rights to purchase Option Shares and the Merger Shares set forth in the Option Agreement and the Stock Issuance Agreement, respectively, shall not be affected by any such termination of employment for Permanent Disability.

          6.4 Involuntary Resignation. If the Executive resigns from all offices and directorships of the Company, the Parent, and all entity affiliates of the Parent for any of the reasons set forth in Sections 6.4.1 through 6.4.7, such resignation shall be deemed to be an "Involuntary Resignation", and the Executive shall be entitled to receive the same severance compensation and other benefits as are provided for in Section 6.3. The vesting schedules for the rights to purchase Option Shares and the Merger Shares set forth in the Option Agreement and the Stock Issuance Agreement, respectively, shall not be affected by any such termination of employment without Cause.

               6.4.1 The Company materially changes the Executive's duties and responsibilities as set forth in Section 1 without her consent. The Executive shall be deemed to have consented to any written proposal calling for a material change in her duties and responsibilities as set forth in Section 1 unless she shall give written notice of her objection thereto to the Company within thirty (30) days after receipt of such written proposal. If the Executive shall have given such objection, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of such fifteen (15) day period.

               6.4.2 The Executive's place of employment or the principal executive offices of the Company are located more than twenty-five (25) road miles from 11200 Rockville Pike, Rockville, Montgomery County, Maryland.

               6.4.3 The Company, without the Executive's prior written consent, reduces the Executive's Base Salary.

               6.4.4 The Company imposes requirements on the Executive, or gives instructions or directions to the Executive, which are: (x) contrary to or in violation of (i) rules, principles, or codes of professional responsibility or (ii) law (as set forth in written statutes or regulations thereunder), which the Executive is obligated to follow; (y) such that compliance by the Executive with such requirements, instructions or directions would likely (i) have a material adverse effect on the Executive or (ii) cause the Executive to suffer substantial liability, and (z) not withdrawn by the Company after written request by the Executive, which written request sets forth the Executive's complete explanation as to why she believes the requirements, instructions or directions should be withdrawn.

               6.4.5 There occurs a material breach by the Company of any of its obligations under this Agreement, which breach has not been cured in all material respects within thirty (30) days after the Executive gives written notice thereof to the Company, which notice sets forth in reasonable detail the nature and circumstances of such breach.

               6.4.6 The Company, the Parent, or a entity affiliate of the Parent violates a federal or state criminal law involving moral turpitude, and the Executive was unaware of such unlawful activity at the time of its occurrence.

               6.4.7 There occurs a "change in control." The term "change in control" means the first to occur of the following events:

                    A. Any person or group of commonly controlled persons owns or controls, directly or indirectly, thirty-five percent (35%) or more of the voting control of, or beneficial rights to, the voting capital stock of the Parent.

                    B. The Parent's stockholders approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of related transactions) in a change in ownership of twenty percent (20%) or more of the voting control of, or beneficial rights to, the voting capital stock of the Parent, or an agreement to sell or otherwise dispose of all or substantially all of the Parent's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Parent's business.

                    C. The Parent no longer owns a majority of the voting stock of the Company.

                    D. Notwithstanding the provisions of Sections 6.4.7.A. and B., the ownership of Common Shares by the Executive, William B. Dockser,
H. William Willoughby, and their respective affiliates shall not be taken into account in determining whether there has been a "change in control" of the Parent.

          6.5 Voluntary Resignation or Failure to Extend the Term. If the Executive voluntarily resigns her employment, or is an employee of the Company at the third anniversary of the commencement of the Term and the Executive and the Company have not reached mutual agreement with respect to the Executive's continued employment by the Company, the Executive's employment shall be terminated. In the event of a failure to extend the Term, the Executive shall be entitled to receive severance compensation equal to what would have been her Base Salary under Section 3.1 for nine (9) months after such date, payable at such times as her Base Salary would have been paid if the Term had not expired, but in the event of voluntary resignation, the Executive shall not be entitled to any severance pay.

               6.5.1 In the event of a voluntary resignation, any rights to purchase Option Shares and any rights to Merger Shares that have not vested pursuant to the Option Agreement and the Stock Issuance Agreement, respectively, shall terminate immediately upon such voluntary resignation. Furthermore, all rights to purchase Option Shares that are vested must be exercised within one hundred eighty (180) days following such voluntary resignation or such rights shall terminate.

               6.5.2 In the event employment is terminated for a failure to extend the Term, the vesting schedules for the rights to purchase Option Shares and the Merger Shares set forth in the Option Agreement and the Stock Issuance Agreement, respectively, shall not be affected by any such termination.

     7    COVENANTS AND CONFIDENTIAL INFORMATION.

          7.1 Agreement. The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of her duties and responsibilities during the Term. In light of such reliance and expectation on the part of the Company, during the periods hereafter specified in Section 7.2, the Executive covenants that she shall not, directly or indirectly, do or cause, or allow to be done, any of the following:

               7.1.1 Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated as, a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity directly or indirectly engaged in the business of, or otherwise directly or indirectly engaged in any activities that (x) compete with the Company, the Parent, or any entity affiliate of the Parent or (y) are of a type which are the same or materially similar to the business activities in which during the Term the Company, the Parent, or any entity affiliates of the Parent engaged; provided, however, that (A) the beneficial and/or record ownership of not more than two and one-half percent (2.5%) of any class of publicly traded securities of any such entity, or (B) engaging in insubstantial and occasional activities for C.R.I., Inc. and its affiliates which relate to or arise out of matters pending as of the Effective Time at the request of the President or the Chairman, shall not be deemed a violation of this covenant; or

               7.1.2 Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with the Executive's duties hereunder or to the Executive's counsel, any confidential or proprietary information relating to the Company's business, prospects, finances, operations, properties or otherwise to its particular business or other trade secrets of the Company, the Parent, or any entity affiliate of the Parent, it being acknowledged by the Executive that all such information regarding the business of the Company, the Parent, or any entity affiliate of the Parent compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the exclusive property of the Company, the Parent, or a entity affiliate of the Parent, as the case may be; provided, however, that the foregoing restrictions shall not apply to the extent that such information
(x) is clearly obtainable in the public domain; (y) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof; or (z) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

          7.2  The applicable periods shall be:  (x) for Sections 7.1.1 and
7.1.2 so long as the Executive is an employee of the Company; and (y) for
Section 7.1.2 only at any time after the Executive ceases to be an employee of the Company but is receiving severance compensation as provided in Section 6.

          7.3 The Executive agrees and understands that the remedy at law for any breach by her of this Section 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company, the Parent, and any entity affiliates of the Parent, as the case may be, shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 7 shall be deemed to limit the remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 7 which may be pursued or availed of by the Company, the Parent, or any entity affiliate of the Parent.

          7.4 The Executive has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon the Company, the Parent, and any entity affiliates of the Parent under this
Section 7, and hereby acknowledges and agrees that the same are reasonable with respect to time and territory; are designed to eliminate competition which otherwise would be unfair to the Company, the Parent, and entity affiliates of the Parent; do not stifle the inherent skill and experience of the Executive; would not operate as a bar to the Executive's sole means of support; are fully required to protect the legitimate interests of the Company, the Parent, and entity affiliates of the Parent; and do not confer a benefit upon the Company, the Parent or entity affiliates of the Parent disproportionate to the detriment to the Executive.

     8    MISCELLANEOUS.

          8.1 Agreement Null and Void. If the Merger Proposal is not consummated within the time provided in the Merger Agreement, this Agreement shall be null and void as though it had never been made, and neither party shall have any liability to the other.

          8.2 No Restrictions. The Executive represents and warrants that she is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit her from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

          8.3 Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable nevertheless shall be binding and enforceable.

          8.4 Successors and Assigns. The rights and obligations of the Company, the Parent, and entity affiliates of the Parent under this Agreement shall inure to the benefit of, and shall be binding on, the Company, the Parent, and entity affiliates of the Parent, and their respective successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and her heirs, personal representatives and assigns. The benefits of the Executive's obligations to perform services to the Company shall run equally to the Parent and its entity affiliates as though they are parties to this Agreement.

          8.5 Dispute Resolution. Any controversy (excluding a disagreement covered by Section 4.2 (Permanent Disability)) or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Montgomery County, Maryland, in accordance with the Commercial Rules of the American Arbitration Association then pertaining in Montgomery County, Maryland, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 8.5 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of her covenants contained in Section 7 of this Agreement.

          8.6 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

          If mailed to the Company or the Board:

               CRIIMI MAE Management, Inc.
               11200 Rockville Pike
               Rockville, MD  20852
               Attention:  Chairman of the Board
               Fax Number:  301-231-0399

          If to CRIIMI MAE Inc.:

               CRIIMI MAE Inc.
               11200 Rockville Pike
               Rockville, MD  20852
               Attention:  Chairman of the Board
               Fax Number:  301-231-0399

          If to the Executive:

               Cynthia O. Azzara
               12920 Buckeye Drive
               Darnestown, MD  20878

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

          8.7 No Waiver. The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

          8.8 Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

          8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with the provisions of, the law of the State of Maryland, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the federal and state courts sitting in Maryland; accordingly, subject to the provisions for arbitration provided in
Section 8.5, any justiciable matters arising out of or relating to Section 7 of this Agreement may be adjudicated only in a federal or state court sitting in Maryland.

          8.10 Tax Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

          8.11 Captions. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

          8.12 Singular, Plural and Gender. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

          8.13 Indemnification. The Executive shall have the full benefit of all indemnifications authorized by the Company's and the Parent's articles of incorporation and bylaws applicable to officers and directors and the Company shall provide Directors and Officers Insurance for the Executive in such amounts and on such terms as is maintained for any other officer or director of the Company.








































                      (Signatures follow on following page)
     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement, intending to be bound legally.

                              CRIIMI MAE Management, Inc.
                                a Maryland corporation


                              By:  /s/ H. William Willoughby
                                   --------------------------
                                   H. William Willoughby
                                   President




                              By:  /s/ Cynthia O. Azzara
                                   -----------------------
                                   Cynthia O. Azzara




     For good and valuable consideration, CRIIMI MAE Inc. agrees that it will provide the Option Shares required to fulfill the Company's obligations under
Section 3.4 of the Agreement.

     IN WITNESS WHEREOF, CRIIMI MAE Inc. has executed this Agreement this 30th day of June, 1995.

                              CRIIMI MAE Inc.


                              By:  /s/ William B. Dockser
                                   -------------------------
                                   William B. Dockser
                                   Chairman of the Board